Exhibit 10.3

Dated 27th October 2023

Hong Kong Pharma Digital Technology Holdings Limited

and

WONG Lap Sun

and

Joint Cross Border Logistics Company Limited

and

V-Alliance Technology Supplies Limited

and

ZHANG Liang

SUBSCRIPTION AGREEMENT

relating to

shares of Hong Kong Pharma Digital Technology Holdings Limited

DEACONS

5th Floor

Alexandra House

18 Chater Road

Central, Hong Kong

Tel: +852 2825 9211

Fax: +852 2810 0431

hongkong@deacons.com

www.deacons.com

i

THIS AGREEMENT is made on the 27th day of October 2023

BETWEEN:

(1)	Hong Kong Pharma Digital Technology Holdings Limited, a company incorporated in the Cayman Islands and whose registered office is situated at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands (the “Company”);

(2)	WONG Lap Sun, holder of Hong Kong Identification Card number *** and whose address is at Unit B1 5/F Well Town Industrial Building, No. 13 Ko Fai Road, Yau Tong, Kowloon, Hong Kong (“Controlling Shareholder”);

(3)	Joint Cross Border Logistics Company Limited, a company incorporated in Hong Kong and whose registered office is situated at Unit B1 5/F Well Town Industrial Building, No. 13 Ko Fai Road, Yau Tong, Kowloon, Hong Kong (“JCBL”);

(4)	V-Alliance Technology Supplies Limited, a company incorporated in Hong Kong and whose registered office is situated at Unit B1 5/F Well Town Industrial Building, No. 13 Ko Fai Road, Yau Tong, Kowloon, Hong Kong (“VATS”, together with JCBL, the “Guarantors”)); and

(5)	Zhang Liang, holder of Hong Kong identity card number *** of No. 1, Yinhe Road, Zhangjiawa Subdistrict Office, Laiwu City District, Shandong Province, China (the “Subscriber”).

WHEREAS:

(A)	As at the date of this Agreement, the Company has 1 Share (as defined below) in issue, all of which are fully paid up, and are held as to 100% by WONG Lap Sun.

(B)	The Company has agreed to allot and issue, and the Subscriber, relying on the representations, warranties and undertakings given by the Company contained herein, has agreed to subscribe for the Subscription Shares (as defined below) on the terms and subject to the conditions of this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, including the recitals above, the following expressions shall, unless the context otherwise requires, have the following meanings:

“Accounts Date”	means 31 March 2023;
“Arrangement Fee”

means an amount equivalent to 2% of the Subscription Monies which is payable to Eddid Securities and Futures Limited (or its designated entities) within 2 Business Days after the Completion Date as arrangement fee for the consummation of the subscription of the Subscription Shares;

“Audited Accounts”

means the audited accounts of the relevant Group Company, comprising (i) the profit and loss account or statement of comprehensive income and its statement of cash flows for the period from 1 April 2021 and ended on the Accounts Date; and (ii) the balance sheet or statement of financial position as at the Accounts Date, together with all the notes thereto, prepared in accordance with generally accepted accounting principles;

“Business Day”

any day (excluding Saturday and Sunday and days on which a tropical cyclone warning No.8 or above or a “black rainstorm warning signal” is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m.) on which banks are generally open for business in Hong Kong;

“Class A Ordinary Shares”	means the issued Shares to be reflected, remarked or recorded in the register of members of the Company as “Class A Ordinary Shares” by passing the necessary board resolutions and shareholders’ resolutions;

“Class B Redeemable Ordinary Shares”	means the Class B redeemable ordinary shares in the capital of the Company, having the rights set out in the New Articles;

“Completion”	means completion of the issue and subscription of the Subscription Shares in accordance with Clause 4;
“Completion Date”	the 5th Business Day after the date on which all the Conditions has been fulfilled or (if applicable) waived, or such other date as the Parties may agree in writing;
“Conditions”	has the meaning given to it in Clause 2.1;
“Directors”	directors of the Company;

“EDDID Securities and Futures Limited”	EDDID Securities and Futures Limited, a company duly incorporated in Hong Kong and having its registered address at 21/F, Citic Tower, 1 Tim Mei Avenue, Central, Hong Kong;

“EDDID USA”	EDDID Securities USA Inc., a limited liability company incorporated in Delaware, the USA, with registered address at Suite 801, 11 Broadway, New York, NY 10004, the USA;
“Encumbrance”

means any claim, charge, mortgage, security, lien, power of sale, hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind;

“Force Majeure Event”

means the following event or circumstance, or a combination of the following events or circumstances, which is beyond the reasonable control of a party, and which by the exercise of due diligence and care that party is not reasonably able to prevent or overcome and which has the effect of preventing that party from performing, wholly or in part, an obligation under this Agreement, including (provided that they meet the foregoing criteria) epidemic, pandemic, war damage, any law or any action taken by the SEC, NASDAQ or The New York Stock Exchange restricting any companies with subsidiaries incorporated in Hong Kong from being listed in the USA or material sanction on the PRC and/or Hong Kong resulting in the failure of IPO;

“Group”	the Company and its Subsidiaries;
“HKFRS”	Hong Kong Financial Reporting Standards;

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC;
“Issuance Exercise”

means any of the member of the Group conducting further issuance of new shares or any other equity or instruments convertible or exchangeable into equity of any members of the Group which results in the reduction of the percentage equity interest that the Subscriber directly or indirectly holds in the relevant member(s) of the Group before the IPO;

“Intellectual Property”

means any and all intellectual property rights including (but not limited to) all of the following, and all rights in, arising out of, or associated therewith (in each case, whether registered or not): (i) patents; (ii) know-how, trade secrets, confidential information, ideas, concepts, inventions, discoveries, developments, devices, methods, systems and processes (in each case, whether or not patentable); (iii) rights in any designs and/or utility models; (iv) copyright, software, source codes, object codes, specifications, literary works, proposals, project descriptions diagrams, drawings, photographs and other works of authorship, topography, databases and database rights and/or any moral rights of the foregoing; (v) trade marks, service marks, trade, business and domain names, rights in any trade dress or get-up, rights in any goodwill or reputation associated with any of the foregoing; (vi) any and all other intellectual property rights, and related documentation with respect to all of the foregoing; (vii) any and all registrations of, or applications to register, or any rights to register or apply to register or rights to any renewals or extensions, of any of the foregoing; (viii) any rights to enforce or to take actions against any parties based on or related to any of the foregoing rights or to defend any type of proceedings related to any of the foregoing rights, including without limitation, the rights to sue for or defend passing off and/or unfair competition; and/or (ix) any or all similar, analogous or equivalent rights or forms of protection in any part of the world;

“IT”	information technology;
“IPO”

means the initial public offering of the shares of the Company at the New York Stock Exchange, the NASDAQ, or in a similar public offering of such shares in a jurisdiction and on an internationally recognized securities exchange;

“Joint Managed Account”

means a saving or current account opened at a licensed full services commercial bank in Hong Kong under the name of the Company or JCBL, remittance of monies out of which shall require consent from the Subscriber or its designated agent;

“Laws”	means

	(i)	any law, statute or statutory provision, regulation, rule, constitutional provision, treaty or rule of common law or equity;

	(ii)	any order, notice or decree of any governmental authority or other matter of any kind having the force of law; or

	(iii)	any order, decree, judgment or award of any court, tribunal or arbitrator of a competent jurisdiction;

“Long Stop Date”	30 December 2023 (or such other date as the Parties may agree in writing);
“Management Accounts”

means the unaudited management accounts of the relevant Group Company, comprising (i) the unaudited profit and loss account or statement of comprehensive income and its statement of cash flows for the period from the date immediately following the Accounts Date to the Management Accounts Date; and (ii) the unaudited balance sheet or statement of financial position as at the Management Accounts Date, prepared in accordance with generally accepted accounting principles;

“Management Accounts Date”	30 June 2023;

“Material Adverse Change (or Effect)”	any change (or effect), the consequence of which is to materially and adversely affect the financial position or assets of any member of Group (or any part thereof);

“Memorandum and Articles”	the memorandum and articles of association for the time being of the Company;

“New Articles”	means the articles of association to be adopted by the Company on Completion, as may be amended from time to time, a copy of which is attached hereto in Schedule 2;
“Parties” and each a “Party”	named parties to this Agreement and their successors and permitted assignees;
“PRC”	the People’s Republic of China;

“Pre-IPO DD Costs”

means, subject to a cap of US$15,000, the actual costs billed by third parties in connection with the due diligence and legal costs and disbursements of and incidental to the preparation, negotiation and completion of the subscription of the Subscription Shares under this Agreement, which shall be reimbursed by the Company to the Subscriber if the subscription of the Subscription Shares has been successfully consummated;

“Professional Fee Payments”	has the meaning ascribed to it under Clause 15.1;

“Registrable Securities”

means (i) any share(s) issued or issuable (directly or indirectly) upon conversion and/or exercise of the Class B Redeemable Ordinary Shares and any other securities of the Company acquired by the Subscriber after the date hereof; and (ii) any share(s) issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above;

“Reorganisation”

a reorganization of the Group to the satisfaction of the Subscriber, the effect of which, amongst others, shall include that substantially all equity interest of VATS and JCBL and those of any other entities controlled by the Controlling Shareholder and which engage in businesses related to trading, logistics, IT and other professional services for pharmaceuticals (including but not limited to pharmaceuticals wholesale, retail, procurement, distribution, warehousing, packaging, IT services, internet platforms and compliance services) being directly or indirectly held by the Company; and the Company shall have issued an additional 950,099 Shares after the date hereof such that the Company has 950,100 Shares in issue immediately before Completion, all of which are fully paid up, and are held as to 46.82% by Fame Overseas Supply Chain Limited, 5.20% by Hong Kong Profit Fields Group Limited, 20.00% by WONG Lap Sun through his direct holding and/or through any entity controlled by him, 6.50% by Pacific Health Century International Group Limited, 6.50% by Atlantic Health Century International Group Limited, 4.99% CHOI Wai Chan, 4.99% by WU SHIMING and 4,99% by XU JING;

“SEC”	The U.S. Securities and Exchange Commission;
“Shareholder(s)”	holder(s) of the Share(s);
“Share(s)”	ordinary share(s) of US$0.01 each in the capital of the Company;
“Sole Lead Underwriter”	means the sole lead underwriter for the IPO of the Company or any member of the Group, whichever the case might be;
“Subscription”	the subscription for the Subscription Shares by the Subscriber on the terms and subject to the conditions of this Agreement;
“Subscription Monies”	has the meaning given to it in Clause 3.2;
“Subscription Price”	US$16.032 per Subscription Share;
“Subscription Shares”	a total of 49,900 new Class B Redeemable Ordinary Shares to be subscribed by the Subscriber on the terms and subject to the conditions of this Agreement;
“Subsidiaries”	the subsidiaries of the Company after the completion of the Reorganisation including but not limited to VATS and JCBL;
“Tax” or “Taxation”	any form of taxation, levy, duty, charge, contribution, or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, any Taxation Authorities exercising a fiscal, revenue, customs or excise function;

“Taxation Authority”	any governmental authority or any subdivision, agency, department, commission or entity thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax;
“US$”	United States Dollars, the lawful currency of the USA;

“USA”	The United States of America;
“VATS”	V-Alliance Technology Supplies Limited, a company incorporated in Hong Kong;
“Warranties”	the representations, warranties and undertakings made or given by the Company, the Controlling Shareholder and the Guarantors in Clause 7 and Schedule 1;
“1st Subsequent Payment Date”

means the 14th calendar day before (i) the confidential filing of the Form F-1 to the SEC; or (ii) the due date for second payment in US$ of audit fees in relation to the IPO pursuant to the engagement letter to be executed between the Company and its auditors, whichever is earlier; and

“2nd Subsequent Payment Date”

means the date on which the Company submits the registration statement to the SEC to register the sales of all the Registrable Securities (i) concurrently with the issuance of new shares by the Company at the IPO, and (ii) after the IPO without any selling restrictions.

1.2	Save as otherwise expressly stated herein, references to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted.

1.3	In this Agreement, references to:

(a)	“Recitals” and “Clauses” are to recitals and clauses of this Agreement;

(b)	the singular includes the plural and vice versa;

(c)	words importing gender or the neuter include both genders and the neuter;

(d)	persons include bodies corporate or unincorporated; and

(e)	“certified copy” or “certified copies” shall mean a copy or copies certified as a true and complete copy by a Director or legal advisers to the Company;

1.4	Headings are for convenience only and shall not affect the interpretation of this Agreement.

2.	CONDITIONS

2.1	Completion of this Agreement is conditional upon the fulfilment or waiver (if applicable) of the following conditions (“Conditions”):

(a)	the passing of the relevant resolutions at a general meeting of the Company by Shareholders who are entitled to vote for approving:

(i)	this Agreement and the transactions contemplated hereunder (including the allotment and issue of the Subscription Shares); and

(ii)	the adoption of the New Articles.

(b)	the Warranties made or given by the Company, the Controlling Shareholder and the Guarantors under this Agreement remaining true, accurate and not misleading as at the date of this Agreement and continuing to be so on each day up to and including the Completion Date by reference to the facts and circumstances subsisting;

(c)	EDDID USA having been engaged by the Company as the Sole Lead Underwriter for its IPO;

(d)	the Joint Managed Account having been opened by the Company or JCBL (as the case may be) and the Company having placed US$80,000 in clear funds into the Joint Managed Account;

(e)	this Agreement having been duly executed by the parties thereto;

(f)	the Reorganisation having been completed by the Company to the satisfaction of the Subscriber; and

(g)	any necessary consents, confirmations, permits, approvals, licenses and authorisations having been obtained from all relevant governmental, regulatory and other authorities, agencies and departments in the Cayman Islands and Hong Kong required for the Company to enter into this Agreement and the transactions contemplated hereunder.

2.2	None of the Parties shall have the right to waive any of the Conditions under Clauses 2.1(a), 2.1(e) and 2.1(g). The Subscriber may in its absolute discretion at any time before Completion waive the Condition under Clauses 2.1(b), 2.1(c), 2.1(d) and 2.1(f) by notice in writing to the Company and such waiver may be subject to such terms and conditions as the Subscriber sees fit.

2.3	The Company shall use its reasonable endeavours to procure the fulfilment of the Conditions set out in Clauses 2.1(a), 2.1(b), 2.1(c), 2.1(d), 2.1(e), 2.1(f) and 2.1(g). The Subscriber shall use its reasonable endeavours to procure the fulfilment of the Condition under Clauses 2.1(e). Each Party agrees and undertakes to notify the other Party in writing as soon as practicable after it becomes aware that a Condition has been fulfilled or is incapable of fulfilment.

2.4	In the event that the Conditions are not fulfilled or waived (if applicable) on or before the Long Stop Date, this Agreement, save in respect of the provisions of this Clause and Clauses 1,19,20,21,22,24,26,27,28,29 and 30 shall terminate and the obligations of the Parties shall immediately cease and be null and void and none of the Parties shall, save in respect of the provisions of this Clause and Clauses 1,19,20,21,22,24,26,27,28,29 and 30 and any right or liability accrued before such termination, have any right against or liability towards the other Party arising out of or in connection with this Agreement.

3.	SUBSCRIPTION

3.1	Subject to the fulfilment or waiver (if applicable) of the Conditions, the Subscriber shall subscribe for, and the Company shall allot and issue, the Subscription Shares to the Subscriber at the Subscription Price. The Subscription Shares shall rank pari passu in all respects with the existing Class B Redeemable Ordinary Shares (if any) in issue as at the date of allotment of the Subscription Shares.

3.2	The Subscription Price shall be US$16.032 per Subscription Share such that the total Subscription Price for the Subscription Shares shall be the amount of US$800,000 (the “Subscription Monies”) which shall be payable by the Subscriber to the Company in the following manner:

(a)	US$500,000, being part of the Subscription Monies, shall be payable by the Subscriber to the Company upon Completion;

(b)	US$250,000, being part of the Subscription Monies, shall be payable by the Subscriber to the Company on the 1st Subsequent Payment Date, subject to the Company concurrently placing US$80,000 in clear funds into the Joint Managed Account; and

(c)	US$50,000, being balance of the Subscription Monies, shall be payable by the Subscriber to the Company on the 2nd Subsequent Payment Date, subject to the Company concurrently placing US$140,000 in clear funds into the Joint Managed Account.

For the avoidance of doubt, in the event that the Company does not concurrently place the requisite amount under Clause 3.2(b) or Clause 3.2(c) (as the case may be), the Subscriber shall have no obligation to pay the relevant part of the Subscription Monies on the 1st Subsequent Payment Date or the 2nd Subsequent Payment Date (as the case may be).

4.	COMPLETION

4.1	Completion shall take place at 3p.m. (Hong Kong time) on the Completion Date at the principal place of business of the Company in Hong Kong from time to time, which as at the date hereof being Unit B1 5/F Well Town Industrial Building, No. 13 Ko Fai Road, Yau Tong, Kowloon, Hong Kong (or such other place as the Parties may agree).

4.2	At Completion, the Company shall:

(a)	deliver, or procure to be delivered, to the Subscriber a certified copy of each of the minutes of the meeting of the board of directors of the Company and the minutes of the shareholders’ meeting of the Company:

(i)	approving this Agreement and the transactions contemplated thereunder;

(ii)	approving the allotment and issue of the Subscription Shares and the entry of the name of the Subscriber (or its designated entity) into the register of members of the Company as holder of the Subscription Shares;

(iii)	approving the adoption of the New Articles;

(iv)	authorising the amendment of the register of members or any other document or record of the Company to reflect, remark or record the Shares issued prior to the date of these resolutions as “Class A Ordinary Shares” and the amendment of share certificates in relation thereto;

(b)	subject to payment of part of the Subscription Monies in the amount of US$500,000 by the Subscriber pursuant to Clause 3.2(a),

(i)	duly allot and issue the Subscription Shares in accordance with this Agreement;

(ii)	procure the definitive share certificate(s) in the name of the Subscriber (or its designated entity) representing the number of Subscription Shares to be delivered to the Subscriber by the Company; and

(iii)	register the name of the Subscriber (or its designated entity) in respect of the Subscription Shares on the register of members of the Company and attend to all necessary filings with the relevant governmental or regulatory authorities in the Cayman Islands;

(c)	deliver a certified true copy of the New Articles (in agreed form); and

(d)	deliver a legal opinion issued by the Hong Kong legal counsel of the Company in relation to Hong Kong law in respect of each of VATS and JCBL (the form of which is acceptable to the Subscriber).

4.3	At Completion, the Subscriber shall:

(a)	transfer by wire transfer of immediately available funds in the amount of US$500,000 to such bank account in the name of the Company, or of JCBL on behalf of the Company as directed by the Company, as notified by the Company to the Subscriber in writing at least 3 Business Days prior to the relevant payment date representing part of the Subscription Monies or in such other manner as may be agreed in writing between the Subscriber and the Company.

4.4	In respect of the Completion, the Company and the Subscriber agree that:

(a)	neither the Company nor the Subscriber shall be obliged to complete the Subscription unless the other Party complies in full with all of the obligations provided in this Agreement to be performed and/or observed by such Party on or prior to Completion; and

(b)	all actions required to be performed on the Completion Date shall be taken to have occurred simultaneously on the Completion Date.

4.5	Without prejudice to any other remedies available to the Subscriber, if any of the obligations of the Company under Clause 4.2 is not complied with in any respect by the Company on the Completion Date, the Subscriber may:

(a)	defer Completion to a date not more than ten (10) days after the Completion Date (and so that the provisions of this Clause 4 shall apply to Completion as so deferred); or

(b)	proceed to Completion so far as practicable (without prejudice to the Subscriber’s rights hereunder); or

(c)	terminate this Agreement in which case Clause 5 will apply.

4.6	Any payments made to the Company in respect of part of the Subscription Monies on the 1st Subsequent Payment Date and the 2nd Subsequent Payment Date under Clause 3.2(b) and Clause 3.2(c), respectively, shall be made to such bank account in the name of the Company, or of JCBL on behalf of the Company as directed by the Company, as notified by the Company to the Subscriber in writing at least 3 Business Days prior to the relevant payment date or in such other manner as may be agreed in writing between the Subscriber and the Company.

5.	TERMINATION

5.1	If at any time prior to Completion,

(a)	the Company commits a breach of or fails to observe any of its material obligations or undertakings expressed to be assumed by it under this Agreement;

(b)	any petition is presented for the bankruptcy or winding up or liquidation of any of the controlling shareholders of the Company or any member of the Group, or any member of the Group makes any composition or arrangement with its creditors or enters into a scheme of arrangement or a provisional liquidator, receiver or manager is appointed over all or part of the assets or undertaking of any member of the Group, or anything analogous thereto occurs and, in each case, have not been withdrawn within twenty-one (21) days thereof; or

(c)	any of the Warranties is or becomes false, untrue, incorrect or misleading the effect of which results in a Material Adverse Change (or Effect) or which has an adverse effect on the title and ownership of any Subscription Shares;

then, in any such case, the Subscriber shall be entitled to, at any time after the occurrence of such event by notice of such in writing to the Company, terminate this Agreement. Any termination by the Subscriber shall be without prejudice to any rights and remedies available to the Subscriber.

6.	GUARANTEE

6.1	In consideration of the Subscriber agreeing to enter into this Agreement (the sufficiency of which consideration Guarantors hereby expressly acknowledge), the Guarantors hereby unconditionally, irrevocably, absolutely, jointly and severally guarantee to the Subscriber and each of its successors in title, the full, due and punctual performance by the Company of all its obligations hereunder and, in the case of failure by the Company, fully, duly or punctually to perform such obligations, shall themselves forthwith on demand perform such obligations and undertake to indemnify and keep indemnified the Subscriber and its successors in title against all losses, liabilities, damages, costs and expenses of whatsoever nature including, without limitation, legal expenses, which it may suffer or incur, arising from or in connection with any default or undue delay on the part of the Company in the performance of its obligations under this Agreement.

6.2	Notwithstanding any invalidity or unenforceability of any of the obligations or liability of the Company for any reason whatsoever, which obligations would otherwise fall within the ambit of the guarantee contained in Clause 6.1 above, the Guarantors shall nevertheless continue to be jointly and severally liable to the Subscriber in respect of that purported obligation or liability as if the same were fully valid and enforceable and as if the Guarantors were the principal obligors in respect thereof. Without prejudice to the foregoing, the Subscriber shall not be obliged to take any steps to enforce any rights or remedy against the Company before enforcing the guarantee contained in Clause 6.1.

6.3	The joint and several liability of the Guarantors under the guarantee contained in Clause 6.1 shall not be impaired, affected, reduced or discharged by reason of:-

(a)	any time, indulgence, concession, relief, discharge, waiver, release or consent at any time given to, or any compromise, settlement, arrangement or composition entered into or made with the Company or any other person or any other release (conditional or otherwise) of the Company or any other person;

(b)	any amendment, variation, extension, increase, renewal, determination, release, replacement, supplement or novation, to or of this Agreement and/or any other variation of the liability of the Company (whether or not the change effected by such amendment, variation, extension, increase, renewal, determination, release, replacement, supplement or novation is material);

(c)	the making or the absence of any demand on the Guarantors (or any of them) for payment in respect of the guarantee obligations contained in Clause 6.1;

(d)	any defect, irregularity or deficiency in any provision of this Agreement, or the obligations of any party thereunder being or becoming terminated, invalid, illegal or unenforceable at any time and/or for any reason (whether or not known to the Subscriber or its successors in title);

(e)	any party thereto not being bound by the terms of this Agreement, whether as a result of any failure to execute, or any deficiency in the execution of, the same or as a result of any defect in or insufficiency or want of the necessary powers or any irregular or improper exercise thereof, whether or not known to the Investor or for any other reason whatsoever;

(f)	any right of the Company to set-off amounts due to it from the Subscriber against its obligations howsoever and whatsoever;

(g)	the Subscriber or any of its successors in title compromising or compounding any claim which it may have, whether in respect of the obligations of the Company under this Agreement or other liabilities of the Company or any other person(s), against the Company or any other person;

(h)	the insolvency, dissolution, amalgamation, reconstruction, reorganisation, change in the constitution or other incapacity of the Company or any other person; or

(i)	any other act, omission, event or thing whatsoever which but for this provision would or might afford an equitable defence to a surety or otherwise operate to discharge, impair or affect the obligations or liabilities of the Subscriber (or any of them) hereunder.

6.4	The guarantee contained in this Clause 6 is:-

(a)	in addition to, and not in substitution for, and shall not merge with or otherwise affect or prejudice or be affected or prejudiced by any other security which may from time to time provided by the Company or any other person in favour of the Investor; and

(b)	shall be a continuing guarantee, shall be held by the Subscriber as a continuing guarantee of the obligations of the Company under this Agreement and shall remain in full force and effect until all such obligations have been paid and discharged in full.

6.5	Each of the Guarantors hereby warrants that all acts, conditions and things required to be done and performed and to have happened precedent in relation to the creation and issue of this guarantee, and to constitute the same the legal, valid and binding obligation of such guarantor enforceable in accordance with its terms, have been done and performed and have happened in due and strict compliance with all applicable Laws prior to the date hereof.

7.	WARRANTIES

7.1	Each of the Company, the Controlling Shareholder and the Guarantors represents, warrants and undertakes to the Subscriber and its successors in title that each statement contained in Schedule 1 is true, accurate and complete in all respects and not misleading at the date of this Agreement, and will continue to be so on each day up to and including the Completion Date with reference to the facts and circumstances from time to time subsisting. Each of the Company, the Controlling Shareholder and the Guarantors acknowledges that the Subscriber is entering into this Agreement in reliance upon each Warranty, the Warranties being given with the intention of inducing the Subscriber to enter into this Agreement.

7.2	Each of the Warranties shall be separate and independent and, save as expressly provided to the contrary in this Agreement, shall not be limited by reference to or inference from any other Warranty or anything in this Agreement.

7.3	Each of the Company, the Controlling Shareholder and the Guarantors agrees to indemnify the Subscriber and its successors in title from and against all losses, liabilities, claims, costs and expenses (including without limitation legal expenses) which the Subscriber may incur or sustain from or in consequence of any of the Warranties set out in Schedule 1 not being true, accurate and complete in any respect. This indemnity shall be without prejudice to any other rights and remedies of the Subscriber in relation to any breach of any Warranties set out in Schedule 1 and all other rights and remedies are expressly reserved to the Subscriber.

7.4	Each of the Company, the Controlling Shareholder and the Guarantors undertakes to notify the Subscriber in writing as soon as reasonably practicable of any matter or event which becomes known to it prior to Completion which shows any Warranty to be or to have been untrue or inaccurate.

8.	REORGANISATION

8.1	The Controlling Shareholder hereby undertakes to procure the Company, VATS, JCBL and their respective existing shareholders to complete the Reorganisation of the Group to the satisfaction of the Subscriber before Completion.

9.	REDEMPTION

9.1	In the event that an Event of Default occurs, upon demand in writing by the Subscriber, the Company shall redeem the Subscription Shares in full at an amount equal to the proportion of Subscription Monies paid to the Company up to the Redemption Date (which, for the avoidance of doubt, shall mean the Subscription Monies in the amount of US$800,000 less any amount thereof unpaid) plus the interests accrued but not yet paid to the Subscriber for each portion of the Subscription Monies paid to the Company for the period between the date of payment of such portion of the Subscription Monies and the Redemption Date (both dates inclusive) at the rate of 12% per annum compounded annually (the “Default Redemption Price”).

9.2	In the event that the IPO is not completed due to any Force Majeure Event happening after the end of the 24th month after the Completion Date, upon demand in writing by the Subscriber, the Company shall redeem the Subscription Shares in full at an amount equal to the proportion of Subscription Monies paid to the Company up to the Redemption Date (which, for the avoidance of doubt, shall mean the Subscription Monies in the amount of US$800,000 less any amount thereof unpaid) plus the interests accrued but not yet paid to the Subscriber for each portion of the Subscription Monies paid to the Company for the period between the date of payment of such portion of the Subscription Monies and the Redemption Date (both dates inclusive) at the rate of 8% per annum compounded annually (the “Force Majeure Redemption Price”). For the avoidance of doubt, if both Event of Default and the Force Majeure Event have occurred, the Company shall redeem the Subscription Shares in full at the Default Redemption Price.

9.3	In the event that the IPO is not completed for any reason other than an Event of Default and Force Majeure Event which happened after the end of the 15th month after the Completion Date, upon demand in writing by the Subscriber, the Company shall redeem the Subscription Shares in full at an amount equal to the proportion of Subscription Monies paid to the Company up to the Redemption Date (which, for the avoidance of doubt, shall mean the Subscription Monies in the amount of US$800,000 less any amount thereof unpaid) plus the interests accrued but not yet paid to the Subscriber for each portion of the Subscription Monies paid to the Company for the period between the date of payment of such portion of the Subscription Monies and the Redemption Date (both dates inclusive) at the rate of 8% per annum compounded annually in relation to such proportion of Subscription Monies (the “Expiry Redemption Price”).

9.4	The redemption right of the Subscriber provided under Clause 9.1, Clause 9.2 or Clause 9.3 above shall be exercised by the Subscriber by delivering to the Company a written notice signed by the Subscriber (“Redemption Notice”). Once delivered, the Redemption Notice shall bind the Company to redeem the relevant Subscription Shares and the Default Redemption Price, the Force Majeure Redemption Price or the Expiry Redemption Price (as the case may be) shall become due and payable on the 10th Business Day after the date of the Redemption Notice (the “Redemption Date”).

9.5	The Controlling Shareholder hereby unconditionally, irrevocably, absolutely guarantee to the Subscriber and each of its successors in title, the full, due and punctual performance by the Company of all its obligations under Clause 9.1 and, in the case of failure by the Company, shall himself on demand by the Subscriber purchase the Subscription Shares in full at the Default Redemption Price, completion of which shall take place on the 10th Business Day after the date on which the Subscriber makes such demand in writing, and the Controlling Shareholder further undertakes to indemnify and keep indemnified the Subscriber and its successors in title against all losses, liabilities, damages, costs and expenses of whatsoever nature including, without limitation, legal expenses, which it may suffer or incur, arising from or in connection with any default or undue delay on the part of the Company in the performance of its obligations under Clause 9.1 of this Agreement.

10.	EVENT OF DEFAULT

10.1	The Subscription Shares are, and they shall become, immediately redeemable in accordance with Clause 9.1, upon the occurrence of any of the following events (“Events of Default”):

(a)	Failure to complete the IPO due to:

(i)	unsuitability of any shareholders and/or directors of the Company except for the Subscriber as a result of events, actions, regulatory sanctions or reprimands leading to such person being or becoming unsuitable to be a director or shareholder of a listed company in the USA;

(ii)	material breaches of any applicable Law by any member of the Group;

(iii)	fraudulent or misleading financial information in any financial statements of any member of the Group;

(iv)	the Company and/or the Controlling Shareholder for any reason determines voluntarily not to proceed with the IPO;

(b)	failure by the Group after the Completion Date to provide detailed operating statistics of the Group’s logistic services provided to Hangzhou Cainiao Supply Chain Management Co., Ltd. and its subsidiaries on a monthly basis, including the delivery rate of order, abnormal order rate (order/day), inventory accuracy rate, quantity of new incoming goods, procurement storage quantity, inventory quantity, quantity of outgoing package, total revenue, fines 及 CP monthly report；

(c)	at any time after the Completion Date that there is no new order from Hangzhou Cainiao Supply Chain Management Co., Ltd. and its subsidiaries consecutively for 30 calendar days;

(d)	the consolidated revenue of the Group for the 9-months period from 1 April 2023 to 31 December 2023 grows less than 25% as compared to that of the corresponding 9-month period in 2022;

(e)	the occurrence of a transaction for which the Controlling Shareholder no longer holds a majority of the equity interest or voting rights of the Company, or the Group (or any member of the Group) substantially diminishes its assets and businesses;

(f)	the Company for any reason removes EDDID USA as its Sole Lead Underwriter for the IPO;

(g)	after the Completion Date and before the IPO, any (i) Issuance Exercise; (ii) reduction or other alteration to the issued share capital of any member of the Group; (iii) redemption, purchase or cancellation of any shares of any member of the Group; (iv) payment of dividend by any member of the Group; or (v) change of the constitutional documents of any member of the Group (save for the adoption of New Articles on Completion), without the prior written consent of the Subscriber or its designated agent;

(h)	the Company, the Controlling Shareholder and/or any of the Subsidiaries breaches any of its obligations under this Agreement; or

(i)	the Controlling Shareholder or any of the member of the Group defaults under any material agreement, loan, or indebtedness, and such default results in the acceleration of the payment or performance of obligations thereunder.

11.	IPO

11.1	On or before the Completion Date, the Company shall sign an engagement letter with EDDID USA, pursuant to which EDDID USA shall be appointed as the Sole Lead Underwriter of the Company for its IPO and the Company shall pay an upfront fee of US$50,000 to EDDID USA or its affiliate(s) designated by EDDID USA upon the engagement, and another US$50,000 upon the filing of the F-1 registration statement to the SEC (collectively, the “Upfront Fees”).

11.2	The Company and the Subscriber agree that an amount equivalent to 2% of the Subscription Monies shall be payable to Eddid Securities and Futures Limited (or its designated entities) within 2 business days after the Completion Date as Arrangement Fee.

11.3	Net proceeds of the Company’s IPO (with all Professional Fee Payments which have not already been paid from the Joint Managed Account, including but not limited to underwriter’s fee, professional parties’ fees, due diligence costs, and arrangement fee (if any), deducted) shall not be less than US$7.5 million.

12.	REGISTRATION RIGHT

The Company undertakes to complete the registration under the Securities Act in the USA to SEC for all the Registrable Securities as early as practicable but no later than the public filing of the Form F-1 in the USA, such that the Subscriber could sell all the Registrable Securities through the IPO or to the general public after the IPO without any restriction. Notwithstanding the above, if the Company proposes to register any of its shares under the Securities Act in the USA in connection with the IPO, the Company shall at the same time cause to be registered all the Registrable Securities. The expenses of such registration shall be borne by the Company.

13.	CONVERSION

13.1	The Subscriber is free to convert the Class B Redeemable Ordinary Shares into Class A Ordinary Shares at the Conversion Ratio (as defined below) at any time upon written request to the Company after the Completion Date. “Conversion Ratio” shall be 1:1, ie. One Class B Redeemable Ordinary Share in exchange for one Class A Ordinary Share at the time of the Completion Date, with subsequent customary and proportional adjustments due to stock split, stock dividend etc. of the securities issued by the Company or other corporate events alike. For the avoidance of doubt, the Conversion Ratio shall be adjusted if needed such that the Subscriber shall not suffer any dilution in its equity interest in any member of the Group before the IPO. Upon tendering of the written request, the Company shall undertake to complete the conversion within 2 Business Days.

13.2	In case the Class B Redeemable Ordinary Shares are converted to Class A Ordinary Shares in anticipation of IPO, and that the Company fails to complete the IPO after 15 months of the Completion Date or the occurrence of an Event of Default, whichever is earlier, upon the written request of the Subscriber, the Company shall convert all the Class A Ordinary Shares held by the Subscriber back to the Class B Redeemable Ordinary Shares with the associated rights of the Class B Redeemable Ordinary Shares reinstated within 30 calendar days from the written request.

13.3	Notwithstanding Clause 16, any stock split, stock dividend etc. of the securities issued by the Company or other corporate events alike should require the prior written consent of the Subscriber.

14.	LOCK-UP PERIOD

14.1	The Controlling Shareholder shall, and the Controlling Shareholder shall procure that any entities under his control and any other shareholders of the Company holding 5% equity interest or more in the Company, be subject to lock up from selling shares of the Company for 6 months after the listing date of the Company (“Listing Date”). The Parties hereto agree and acknowledge that, subject to applicable Laws, such lock-up period could be shortened if the market conditions allow upon the judgement of the Sole Lead Underwriter.

14.2	Subject to all applicable Laws, the Parties hereto agree that other minority shareholders of the Company holding less than 5% equity interest in the Company may sell their shares in the Company in stages subject to the consent of the Sole Lead Underwriter and after the Subscriber have sold all the shares it holds in the Company. For the avoidance of doubt, all shares of the Company held by the Subscriber shall not be subject to any lock-up after the Listing Date.

15.	MANAGEMENT OF THE JOINT MANAGED ACCOUNT

15.1	The Company and Subscriber mutually agreed that the Subscription Monies (or any part thereof) paid by the Subscriber to the Company to such bank account in the name of the Company or of JCBL on behalf of the Company as directed by the Company and the concurrent deposits made by the Company into the Joint Managed Account on the Completion Date, and the Subscription Monies (or any part thereof) paid by the Subscriber to the Company to such bank account in the name of the Company or of JCBL on behalf of the Company as directed by the Company and the concurrent deposits made by the Company into the Joint Managed Account on the 1st Subsequent Payment Date and 2nd Subsequent Payment Date shall only be used to pay for fees, expenses and disbursements billable by financial advisors, professional services firms and regulatory authorities on their services rendered and fees charged in connection with the subscription of the Subscription Shares and the preparation and the consummation of the IPO (including but not limited to the Upfront Fees, Pre-IPO DD Costs and the Arrangement Fee (collectively, “Professional Fee Payments”)).

15.2	The Subscription Monies, or any part thereof, which are not immediately used by the Company for making Professional Fee Payments within 20 Business Days after the Completion Date shall be deposited into the Joint Managed Account for future settlement of Professional Fee Payments, and any outstanding Professional Fee Payments that was not paid before the consummation of the IPO will be paid from the proceeds of the IPO.

15.3	Notwithstanding the fact that the Joint Managed Account is under the name of the Company or JCBL (as the case may be), the Company and JCBL agree that the Subscriber shall have the rights to approve each and every remittance paid out of the Joint Managed Account. The Company and JCBL shall seek prior written consent from the Subscriber on each and every remittance to be paid out of the Joint Managed Account until the IPO is successfully consummated, or all Subscription Shares are redeemed by the Company from the Subscriber, whichever is earlier.

16.	CONSENT FOR FUTURE ISSUANCE OF EQUITY OR EQUITY RELATED INSTRUMENTS BY MEMBERS OF THE GROUP

16.1	If any of the members of the Group intends to conduct any Issuance Exercise (i) before the consummation of the IPO; or (ii) before all Subscription Shares are redeemed by the Company from the Subscriber pursuant to Clause 9 herein, whichever is earlier, the Controlling Shareholder and the relevant member(s) of the Group shall seek and obtain the prior written consent from the Subscriber or its designated agent before the consummation of any Issuance Exercise.

17.	COSTS AND EXPENSES

17.1	The Company shall reimburse the Subscriber for the Pre-IPO DD Costs in the event that the subscription of the Subscription Shares is successfully consummated. Other Parties shall pay its own costs and disbursements of and incidental to the preparation, and negotiation of this Agreement and completion of the subscription of the Subscription Shares contemplated under this Agreement.

17.2	Subject to all applicable Laws, the Company shall permit that the Subscriber be entitled to sell part of the Subscription Shares as a selling shareholder at the IPO up to an amount which equals to the sum of the Subscription Monies and the relevant fees and expenses incurred by the Subscriber for the subscription of the Subscription Shares, unless such sale at IPO is not allowed by the Sole Lead Underwriter of the IPO (whose appointment should be agreed by the Subscriber).

18.	INFORMATION RIGHTS

After Completion Date and before the completion of the IPO, the Company shall provide to the Subscriber (a) monthly management financial statements and key operating statistics of each of VATS and JCBL within 30 days after each month end; (b) quarterly management financial statements of each of VATS and JCBL within 60 days after each quarter end; and (c) consolidated audited financial reports for the Company for the year ending 31 March 2024 within 90 days after 31 March 2024.

19.	SEVERABILITY

If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

20.	ENTIRE AGREEMENT AND NO VARIATION

20.1	This Agreement constitutes the entire agreement and understanding between the Parties in connection with the subject matter of this Agreement and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and (save as expressly provided or reserved herein) none of the Parties has relied on any such proposals, representations, warranties, agreements or undertakings.

20.2	It is expressly declared that no variations hereof shall be effective unless made in writing signed by the Parties or duly authorised representatives of the Parties.

21.	ANNOUNCEMENTS

21.1	Save for any announcement as required by any relevant regulatory authorities in Hong Kong, the USA and elsewhere or by virtue of any applicable law, rules, regulations, court order or regulatory requirements, none of the Parties shall make any press or other announcement or release or disclose any information concerning this Agreement or the transactions contemplated without the prior written consent of the other Parties (such consent not to be unreasonably withheld or delayed).

22.	REMEDIES AND WAIVERS

22.1	No failure or delay by any Party in exercising any right, power or remedy provided by law or under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time, and no single or partial exercise of any such right, power or remedy shall preclude any other or further exercise of it or the exercise of any other right, power or remedy.

22.2	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies (whether provided by law or otherwise).

23.	SUCCESSOR AND ASSIGNMENT

23.1	This Agreement shall be binding upon, and inure solely to the benefit of the Parties and their respective heirs and successors, and no other person shall acquire or have any right under or by virtue of this Agreement.

23.2	Except for the Subscriber, no other Party hereto may assign or transfer all or any part of the obligations or benefits of, or interest or right in or under, this Agreement. The Subscriber may assign or transfer all or any part of the obligations or benefits of, or interest or right in or under, this Agreement, provided that if the assignee(s) or transferee(s) engages in businesses related to trading, logistics, IT and other professional services for pharmaceuticals, prior written consent from the Company for the assignment or transfer is required.

24.	FURTHER ASSURANCE

Each Party undertakes with the other Party that it shall execute and perform and procure that there are executed and performed such further documents and acts as the other Parties may reasonably require to give effect to the provisions of this Agreement.

25.	TIME OF THE ESSENCE

Any date or period mentioned in any Clause may be extended by mutual agreement between the Parties, but, as regards any date or period originally fixed or any date or period so extended as aforesaid, time shall be of the essence.

26.	NOTICES

26.1	All notices delivered hereunder shall be in writing and communicated to the following addresses, facsimile numbers or email addresses, or to such other addresses, facsimile numbers or email addresses as the Party concerned may have notified to the other Party in accordance with this Clause:

If to the Company, to:-

Address	:	Unit B1 5/F Well Town Industrial Building, No. 13 Ko Fai Road, Yau Tong, Kowloon, Hong Kong
Facsimile	:	N/A
Email address	;	***
Attention	:	Zhang Zhifang

If to the Controlling Shareholder, to:-

Address	:	Unit B1 5/F Well Town Industrial Building, No. 13 Ko Fai Road, Yau Tong, Kowloon, Hong Kong
Facsimile	:	N/A
Email address	:	***
Attention	:	Wong Lap Sun

If to JCBL, to:-

Address	:	Unit B1 5/F Well Town Industrial Building, No. 13 Ko Fai Road, Yau Tong, Kowloon, Hong Kong
Facsimile	:	N/A
Email address	:	***
Attention	:	Zhang Zhifang

If to VATS, to:-

Address	:	Unit B1 5/F Well Town Industrial Building, No. 13 Ko Fai Road, Yau Tong, Kowloon, Hong Kong
Facsimile	:	N/A
Email address	:	***
Attention	:	Zhang Zhifang

If to the Subscriber, to:-

Address	:	No. 1, Yinhe Road, Zhangjiawa Subdistrict Office, Laiwu City District, Shandong Province, China
Facsimile	:	+852 35720052
Email address	:	***
Attention	:	Zhang Liang

26.2	Any such notice shall be served either by hand, by facsimile or by email. Any notice shall be deemed to have been served, if served by hand, when delivered; if sent by facsimile, on receipt of confirmation of transmission; if sent by email, at the time of transmission. Any notice received on a day which is not a Business Day shall be deemed to be received on the next Business Day.

27.	PROCESS AGENT

24.1	The Company hereby appoints JCBL as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason the agent named above (or its successor) no longer serves as agent of the Company for this purpose, the Company shall promptly appoint a successor agent in Hong Kong and notify the other Parties hereto failing which the Subscriber shall be entitled to treat the last known agent as valid. The Company agrees that any such notice of legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the Subscriber.

28.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

29.	THIRD PARTY RIGHTS

No one, other than the Parties, their respective heirs and successors, shall have any right to enforce any of its terms, whether under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) or otherwise.

30.	GOVERNING LAW

30.1	This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong for the time being in force.

30.2	The Parties hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts in connection herewith.

SCHEDULE 1

THE WARRANTIES

1.	General Information

(a)	Each of the Company, the Controlling Shareholder and the Guarantors has full power to enter into this Agreement and to exercise its/his rights and perform its/his obligations hereunder and this Agreement will, when executed by the Company, the Controlling Shareholder or the Guarantors (as the case may be) be a legal, valid and binding agreement on it/him and enforceable in accordance with the terms hereof.

(b)	The execution, delivery and performance of this Agreement by each of the Company, the Controlling Shareholder and the Guarantors does not and will not violate in any respect any provision of (i) any law or regulation or any order or decree of any governmental authority, agency or court of Hong Kong, the Cayman Islands, the USA or elsewhere which the Company, the Controlling Shareholder or the relevant Guarantor (as the case may be) has business in prevailing as at the date of this Agreement and as at Completion; (ii) the laws and documents incorporating and constituting the Company or the relevant Guarantor (as the case may be) prevailing as at the date of this Agreement and as at Completion.

(c)	No consent of or filing or registration with or other requirement of any governmental department authority or agency in Hong Kong, the Cayman Islands, the USA or elsewhere is required by the Company, the Controlling Shareholder and the Guarantors in relation to the valid execution, delivery or performance of this Agreement (or to ensure the validity or enforceability thereof) and the allotment and issue by the Company of the Subscription Shares.

2.	Subscription Shares

(a)	The Company has the right, power and authority to perform its obligations under this Agreement and issue of the Subscription Shares.

(b)	The Subscription Shares shall be allotted and issued in accordance with the memorandum and articles of association of the Company and in compliance with all relevant laws of the Cayman Islands and fully paid up and free from any Encumbrances and with all rights and entitlements attaching thereto as at the Completion Date and thereafter.

(c)	The Company has full power and authority to issue and allot the Subscription Shares and perform its obligations under this Agreement, and the Subscription Shares, when issued, shall be duly authorised and shall rank pari passu in all respects with all other Class B Redeemable Ordinary Shares outstanding (if any) on the Completion Date and be entitled to all dividends and distributions the record date for which falls on a date on or after the date of the issue.

(d)	All of the issued 950,100 Shares are validly allotted and issued and fully paid up (or credited as fully paid). Save as required by this Agreement and the Reorganisation, there are no agreements or arrangements in force which provide for the present or future issue, allotment or transfer of, or grant to any person any right (whether conditional or otherwise) to call for the issue, allotment or transfer of, any share or loan capital of the Company or any other members of the Group (including without limitation any option or right of pre-emption or conversion).

(e)	Save (i) for directly holding all issued shares of each of JCBL and VATS; and (ii) as contemplated under the Reorganisation, the Company is not the legal or beneficial owner of any shares or other securities or capital of any other company or corporation whether limited or unlimited and whether incorporated in Hong Kong, Cayman Islands or elsewhere.

(f)	The Subscription Shares, when issued, shall represent 4.99% of the issued share capital of the Company (as enlarged by the allotment and issue of the Subscription Shares).

3.	Financial Matters

(a)	The Audited Accounts of each Group Company:-

(i)	(in the case where the relevant Group Company is incorporated in Hong Kong) have been prepared in accordance with generally accepted accounting principles, standards and practices in Hong Kong for the time being applicable at the time they were prepared and comply with HKFRS;

(ii)	comply with the requirements of all applicable Laws;

(iii)	give a true and correct view of the financial position and the state of affairs of the relevant Group Company as at the Accounts Date and the profits or losses of the relevant Group Company for the period from 1 April 2021 to the Accounts Date;

(iv)	are not affected by any extraordinary, exceptional or non-recurring item save as disclosed therein; and

(v)	make provision for all actual liabilities of the relevant Group Company, proper and sufficient provision for all bad or doubtful debts of the Group Company and proper and sufficient provision for or a note of (in accordance with good accounting practice) all contingent liabilities as at the Accounts Date.

(b)	The Management Accounts of each Group Company:

(i)	(in the case where the relevant Group Company is incorporated in Hong Kong) have been prepared in accordance with generally accepted accounting principles, standards and practices in Hong Kong for the time being applicable at the time they were prepared and comply with HKFRS;

(ii)	have been prepared in good faith and with due care and give a true and correct view of the financial position and state of affairs of the relevant Group Company as at the Management Accounts Date and the profits or losses of the relevant Group Company for the period from the date immediately following the Accounts Date to the Management Accounts Date;

(iii)	have been prepared on a consistent basis and accounting policies with those of the audited financial statements of the relevant Group Company since its date of incorporation;

(iv)	are not affected by any extraordinary, exceptional or non-recurring item save as disclosed therein; and

(v)	make provision for impairment in assets and all actual liabilities of the relevant Group Company, proper and sufficient provision for all bad or doubtful debts of the relevant Group Company and proper and sufficient provision for or a note of (in accordance with good accounting practice) all contingent liabilities as at the Management Accounts Date.

(c)	There are no material liabilities (including without limitation contingent liabilities) which are outstanding on the part of each Group Company other than those liabilities disclosed in the Audited Accounts of the relevant Group Company since the Accounts Date and the Management Accounts of the relevant Group Company since the Management Accounts Date.

4.	Corporate Matters and Records

(a)	The copies of the constitutional documents of each Group Company provided to the Subscriber are complete and accurate in all respects.

(b)	Each Group Company is duly incorporated and validly existing and in good standing under the laws of its place of incorporation and has all requisite corporate powers and authority to carry on its business as presently conducted.

(c)	Since the Accounts Date, save that the New Articles will be adopted upon Completion, no alteration has been made to the articles of association or other constitutional documents of each Group Company and no resolution of the shareholder(s) of each Group Company for such purpose has been passed.

(d)	In respect of each Group Company, all returns, particulars, resolutions and documents required by the law of the jurisdiction in which the relevant Group Company is incorporated to be filed, notarised or registered have been duly filed, notarised and registered, and due compliance has in all respects been made with all relevant laws and regulations.

(e)	Each Group Company has kept and duly made up all requisite books of account (reflecting in accordance with generally accepted accounting principles all its financial transactions), minutes books, registers and records and these and all other deeds and documents (properly stamped and/or notarised where necessary) and its seal are in the possession of itself or its agents.

(f)	The register of members of each Group Company is correct and each Group Company has not received any claim, application or request for rectification of its register of members.

(g)	Where applicable, the documents in respect of the transfer of shares in any of the Group Companies (other than pursuant to this Agreement) have been duly stamped.

5.	Business

(a)	The sole business activity of the Company and each of the Subsidiaries since the date of its incorporation has been and continues to engage in the business of trading, logistics, IT and other professional services for pharmaceuticals.

(b)	Each Group Company has conducted and is conducting its business in all respects in accordance with all applicable Laws whether of Cayman Islands, Hong Kong, the USA or otherwise.

(c)	Each Group Company has not:

(i)	given or permitted to be outstanding any powers of attorney or authority (expressed or implied) to any party to enter into any contracts, commitments or transactions (other than those granted for distraint or collection of rent or in the ordinary course of day to day business);

(ii)	entered into any contracts, commitments or transactions other than on an arms-length basis;

(iii)	entered into any contracts, commitments or transactions which are unusual or of a long-term nature or which may involve obligations of a nature or magnitude calling for special mention or which cannot be fulfilled or performed in accordance with its terms without undue or unusual expenditure or efforts which are still outstanding; and

(iv)	entered into any joint venture or partnership with any third party.

(d)	Since the Accounts Date:

(i)	the business of each Group Company as aforesaid has been continued in the ordinary and normal course;

(ii)	each Group Company has been paying its creditors in respect of all of its debts which have become due and payable in its ordinary course of business;

(iii)	the state of affairs, assets and liabilities, financial position, business operations and business prospects of each Group Company have not, as at the date of this Agreement, been materially adversely affected as a result of any event or circumstances arising since the Accounts Date;

(iv)	there has been no deterioration:

(1)	in the turnover, or the financial or trading position, business or prospects of the Group or material change in its assets and liabilities (none of which have been written up or down since the Accounts Date);

(2)	in the Group’s consolidated net asset value (on the same basis as that used in the Audited Accounts); or

(3)	material change in the areas of business or business environment in which any Group Company operates;

(v)	no Group Company has by doing, or omitting to do, anything, prejudiced its goodwill, relationships or reputation; and

(vi)	each Group Company’s business has not been materially and adversely affected by the termination, or a change in any of the terms, of any agreement or by an abnormal factor not affecting similar businesses and the Company is not aware of a fact or circumstance which might have a material and adverse effect on any Group Company’s business.

(e)	Each Group Company has obtained all necessary licences, consents and approvals from any person, authority or body for the proper carrying on of its businesses and all such licences, consents and approval are unconditional, valid and subsisting and have been properly obtained and which are customary for businesses of this nature; the relevant Group Company is not in breach of any of the terms or conditions of any of such licences, consents and approvals and there are no factors that might in any way prejudice the unimpaired and unamended continuation, or renewal, of any of them.

(f)	In respect of each Group Company, none of the Group Company nor any employee acting in the course of his or her employment has committed, or omitted to do, any act or thing, the commission or omission of which is, or could be, in contravention of any applicable regulation, giving rise to any fine, penalty, default proceedings or other liability in connection with the relevant Group Company’s businesses.

(g)	Each Group Company has, at all times, carried on business and conducted its affairs in all respects in accordance with its articles of association for the time being in force and any other documents to which it is, or has been, a party and all applicable Laws.

6.	Finance

(a)	Since the Accounts Date, each Group Company has not made, nor agreed to make, any material capital expenditure, nor incurred or agreed to incur any material capital commitments nor has it disposed of, or realised, any material capital assets or any interest therein.

(b)	Each Group Company has not received notice from any lenders to it, requiring repayment or intimating the enforcement of any security the lender may hold over any of its assets.

(c)	There is no principal, interest and other sums and indebtedness (including without any limitation all penalties, default interest, handling charges, fees and costs) that are due, owing or payable to any bank or financial institution or any other party by any of the Group Companies which have not been paid.

7.	Employment

(a)	There are no persons who provide full-time services to any Group Company who are not employees of the Group Company.

(b)	No Group Company is bound or accustomed to pay any moneys or other benefits other than in respect of remuneration, or emoluments of employment, or pension benefits, to, or for the benefit of, any officer or employee of the Group Company; in particular, there are no bonus, share option, incentive or other such schemes in operation or any schemes where any employee, officer or other person is entitled to any commission or remuneration of any sort calculated by reference to the turnover, profits or sales of any Group Company, or any agreements or arrangements relating to the aforesaid.

(c)	Since the Accounts Date, no senior executive of any Group Company, and no officer of any Group Company, has given or received notice terminating his employment or office and no such executive or officer will be entitled to give such notice as a result of the provisions of this Agreement.

(d)	Each Group Company has maintained up-to-date, full and accurate records regarding the employment of each of its employees (including, without limitation, details of terms of employment, payments of statutory entitlements, taxation, holidays, disciplinary and health and safety matters) and termination of employment.

(e)	(i) No Group Company is involved in any dispute with, or subject to any claim from, any of its current or former employees, consultants or other contractors, and there are no circumstances which might suggest that there may be any dispute or claim or that any of the provisions of this Agreement may lead to any such dispute or claim.

(ii)	There are no claims pending or threatened, or capable of arising, against any Group Company, by an employee or workman or third party, in respect of any accident or injury, which are not fully covered by insurance.

(iii)	Full provision has been made in the Audited Accounts or Management Accounts for all and any compensation, severance or other payment (whether under any applicable Laws, relevant agreement or otherwise) for which any Group Company is or may be liable in respect of termination of employment, loss of office, wrongful or unfair dismissal, redundancy or similar matters.

8.	Litigation

Each Group Company is not a party to any material litigation, arbitration or prosecutions or to any other legal or contractual proceedings or hearings before any statutory, regulatory or governmental body, department, board or agency or to any material disputes or to or the subject of any investigation by any authority in the place where the business of the relevant Group Company is conducted and no material litigation, arbitration, prosecution or other legal or contractual proceedings or investigations are threatened or pending either by or against each Group Company and there are no facts or circumstances, subsisting which might give rise to any such proceeding, investigation, hearing or to any dispute or to any payment and there are no unfulfilled or unsatisfied judgment or court orders against each Group Company.

9.	Insolvency

(a)	No order has been made or resolution passed for the winding up of any member of the Group and there is not outstanding:-

(i)	any petition or order for the winding up of any member of the Group;

(ii)	any receivership of the whole or any part of the undertaking or assets of any member of the Group;

(iii)	any petition or order for the administration of any member of the Group; or

(iv)	any voluntary arrangement between any member of the Group and any of its creditors.

(b)	There are no circumstances which are known, or would on reasonable enquiry be known, to the Company and which would entitle any person to present a petition for the winding up or administration of any member of the Group or to appoint a receiver of the whole or any part of its undertaking or assets.

10.	Insurance

(a)	Each Group Company has effected and maintains valid policies of insurance in an amount and to the extent (including third party liability) required by all applicable Laws. All premiums due in respect of such policies of insurance have been paid in full.

(b)	No claim is outstanding either by the insurer or the insured under any of the said policies and no claim against any of the Group Companies by any third party is outstanding in respect of any risk covered by any of the policies or by any policy previously held.

11.	Property

(a)	Each Group Company does not own any real property, whether in Hong Kong or elsewhere. No land or other real properties whatsoever are or have been leased by or licensed to any Group Company, whether in Hong Kong or elsewhere.

12.	Intellectual Property

(a)	All Intellectual Property rights used or required by the each Group Company in connection with its business are in full force and effect and are vested in, and beneficially owned by, the Group Company and:

(i)	(where registration is possible) the Group Company has been and is registered as proprietor of such Intellectual Property rights and no other person has any interest, right or Encumbrance in or in respect of any such Intellectual Property rights;

(ii)	each of those rights is valid enforceable and duly maintained, and none of them is being used, claimed or opposed by any other person;

(iii)	there has been no infringement of such Intellectual Property rights by any third party;

(iv)	renewal fees payable in respect of such Intellectual Property rights which are registered have been duly paid and each other available action to maintain and protect such Intellectual Property rights has been duly taken;

(v)	nothing has been done or omitted to be done by which a person is or will be able to seek cancellation, rectification or other modification of a registration of any of such Intellectual Property rights;

(vi)	there is and has been no civil, criminal, arbitration, administrative or other proceeding or dispute in any jurisdiction concerning any of such Intellectual Property rights; no civil, criminal, arbitration, administrative or other proceeding concerning any of such Intellectual Property rights is pending or threatened; no fact or circumstance exists which might give rise to such proceeding or dispute; and

(vii)	no right or licence has been granted to any person by any Group Company to use, in any manner, or to do anything which would or might otherwise infringe, any such Intellectual Property rights; and no act has been done, or omission permitted, by any Group Company whereby such Intellectual Property rights, or any of them, have ceased or might cease to be valid and enforceable.

(b)	In respect of each Group Company, the carrying of the business of the relevant Group Company in its ordinary and usual course of business has not infringed on any Intellectual Property rights of any third party or given rise to any commission, royalty or like fee of a material amount or required any licence, consent, approval, authorisation, permission, waiver, order or exemption to be obtained which is material in the context of the relevant Group Company’s business.

(c)	Nothing has been done or omitted by any Group Company which would enable any licence granted to any Group Company to be terminated, or which in any way constitutes a breach of the terms of any licence.

13.	Taxation

(a)	All returns in connection with Taxation (other than as may be required as a result of this Agreement) that should have been made by each Group Company in Hong Kong, the Cayman Islands, the USA or other parts of the world have been duly made and all such returns are up to date, and in all material respects been made correctly and on a proper basis, and no such return is disputed and there are no facts which will give rise to any such dispute or to any claim for Taxation or the deprivation of any relief or advantage that might have been available.

(b)	Each Group Company has complied with all applicable Laws relating to registration or notification for Taxation purposes in all material respects.

(c)	Each Group Company has paid all Taxation (if any) due to be paid as at the Completion Date.

(d)	Each Group Company is not in dispute with any taxation authority or revenue authority in the jurisdiction of its incorporation and in the jurisdiction where it conducts its business, and to the knowledge of the Company after due and careful enquiries, no such dispute is pending or threatened.

(e)	There is no liability to pay any amount in respect of Tax in relation to any Group Company under an indemnity, guarantee, mortgage or charge created on or before the Completion Date.

(f)	All payments by each Group Company to any person which ought to have been made after deduction or withholding of any sum for or on account of Taxation have been so made and each Group Company (if required by law to do so) has accounted to the relevant taxation authority for the Taxation so deducted or withheld. Proper records have been maintained in respect of all such deductions, withholdings and payments and all applicable Laws have been complied with or otherwise provided for.

(g)	In respect of each Group Company, appropriate provision or reserve has been / will be (as the case may be) made in the relevant Audited Accounts of the relevant Group Company for all Taxation assessed or liable to be assessed on the Group Company or for which the Group Company is accountable in respect of income, profits or gains earned, accrued or received or deemed to be earned, accrued or received on or before the Accounts Date.

(h)	Each Group Company has sufficient records relating to past events to calculate the Taxation liability, relief or allowance which would arise on any disposal or realisation of any asset.

(i)	Each Group Company has not entered into or been a party to any transaction or any scheme or arrangement of which the main purpose, or one of the main purposes, or the sole or dominant purpose, was the avoidance of or reduction in or the deferral or postponement of a liability to Taxation.

14.	Miscellaneous

All information contained in this Agreement was when given true and accurate in all respects and there is no fact or matter which has not been disclosed, which may render any such information or documents untrue, inaccurate or misleading at the date of this Agreement or which if disclosed might reasonably be expected to influence adversely the Subscriber’s decision to subscribe for the Subscription Shares on the terms of this Agreement.

SCHEDULE 2 – NEW ARTICLES

IN WITNESS WHEREOF this Agreement has been executed on the day and year first before written.

THE COMPANY

SEALED with the Common Seal of		)
Hong Kong Pharma Digital		)
Technology Holdings Limited		)
and SIGNED by Wong Lap Sun, Director		)
)
in the presence of:	/s/ Zhang Zhifang	)

THE CONTROLLING SHAREHOLDER

SIGNED, SEALED and DELIVERED	)
by Wong Lap Sun	)
)
in the presence of:	)

/s/ Zhang Zhifang

JCBL

SEALED with the Common Seal of		)
Joint Cross Border Logistics Company Limited		)
and SIGNED by Wong Lap Sun, Director		)
)
in the presence of:	/s/ Zhang Zhifang	)

VATS

SEALED with the Common Seal of		)
V-Alliance Technology Supplies Limited		)
and SIGNED by Wong Lap Sun, Director		)
)
in the presence of:	/s/ Zhang Zhifang	)

THE SUBCRIBER

SIGNED by		)
)
Zhang Liang		)
in the presence of:	/s/ Ysabel Yue	)